Exhibit 99.1

AMERICAN EXPRESS AND CONCUR ENTER INTO EXCLUSIVE ALLIANCE

TO OFFER CORPORATE CLIENTS T&E EXPENSE MANAGEMENT

SERVICES

American Express Takes a 13% Equity Stake in Concur

New York – July 29, 2008 – American Express Company (NYSE: AXP) and Concur Technologies, Inc., (Nasdaq: CNQR), a leading provider of on-demand T&E expense management services, today announced that they have entered into an alliance involving both an exclusive marketing partnership and a strategic investment by American Express in Concur.

Through the marketing alliance, Concur will exclusively promote American Express’s Corporate Cards to its clients and American Express’s Global Commercial Card business will exclusively promote Concur Expense to its corporate clients. Concur® Expense is a market leading on-demand service that streamlines and simplifies T&E expense management. With over 7,000 clients, Concur provides services that address all phases of corporate T&E expense management, enabling companies of all sizes to manage the entire process.

American Express has also purchased 6.4 million shares of newly issued common stock, representing 13% post issuance of the currently outstanding common equity voting interest in Concur, at a price per share of $39.27, for $251 million in cash. American Express also received a warrant in connection with its stock purchase, under which American Express has the right to purchase an additional 1.28 million shares of Concur common stock at any time during the next two years, at $39.27 per share.

“We’re seeing growing demand from corporations for solutions that offer additional savings and control by automating labor-intensive expense management processes,” said Anré Williams, President of American Express Global Commercial Card. “This partnership enables American Express to provide corporate clients with an integrated system to make their expense reporting process easier. Concur is well known around the world for being a leader in expense management services, and we have tremendous respect for their vision, product capabilities and management talent. This is a win-win for both of our companies – and, most importantly, for our customers.”

“Concur is setting the agenda in the T&E expense management market by continuously improving the end-user experience through market leading innovation, while driving down the cost of doing business for our customers,” said Steve Singh, Chairman & CEO of Concur. “Our partnership with American Express expands our market presence and broadens our distribution capacity. This is tremendous validation of Concur’s industry-leading on-demand services, and we look forward to working with American Express to help our clients drive even more cost out of their businesses.”

American Express will continue to provide spending data to customers that opt to use other expense-reporting systems. Concur will continue to interoperate with other corporate payment solutions. Currently, about 50% of Concur’s existing clients use the American Express Corporate Card.

This alliance supports both companies’ long-term growth objectives:

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American Express’s agreement with Concur is the latest move in its strategy to expand services in automating purchasing and payment. Earlier this year, American Express purchased Corporate Payment Services, GE’s commercial card and corporate purchasing business unit. In December 2006, American Express acquired Harbor Payments, an Atlanta-based technology provider of electronic invoice presentment and payment (EIPP) capabilities.

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In addition to Concur’s acquisition of Gelco in October 2007 – this partnership supports Concur’s broader strategy of connecting every T&E expense transaction. Through one comprehensive suite of on-demand Employee Spend Management services, Concur helps streamline the entire process – from procurement to payment – helping companies of all sizes drive costs out of their businesses.

About American Express Global Commercial Card

Through its Global Commercial Card group, American Express provides the Corporate Card, Corporate Purchasing Solutions, and other expense management services to mid-sized companies and large corporations worldwide. In the U.S., it is the leading issuer of commercial cards, serving more than 60% of the Fortune 500, as well as tens of thousands of mid-sized companies. American Express issues local-currency commercial cards in 36 proprietary markets, and International Dollar Corporate Cards in an additional 90 countries. For more information, please go to www.americanexpress.com/corporate.

American Express Company (www.americanexpress.com) is a leading global payments, network and travel company founded in 1850.

About Concur

Concur is a leading provider of on-demand Employee Spend Management services. Concur enables organizations to globally control costs by automating the processes they use to manage employee spending. Concur’s end-to-end solutions seamlessly unite online travel booking with automated expense reporting, streamline meeting management and optimize the process of managing vendor payments, employee check requests and direct reimbursements. Organizations of all sizes trust Concur to help them control spend before it occurs while eliminating paper and optimizing supplier relations. Concur’s unified approach to managing employee spend delivers a 360° view into all employee expenses, helping companies globally enforce policies and monitor vendor compliance, while delivering unprecedented control and valuable insight. Concur’s suite of on-demand services reach millions of employees across thousands of organizations around the world - streamlining business processes, reducing operating costs, improving internal controls and providing enhanced visibility and actionable expense analysis. More information about Concur is available at www.concur.com.

Press Contact:

Stefanie Johansen, Weber Shandwick for Concur, 206-399-7833, SJohansen@WeberShandwick.com

Investor Contact:

John Torrey, Concur, 425-497-5986, john.torrey@concur.com

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